Exhibit 10.21

SEVERANCE AGREEMENT

AND GENERAL RELEASE OF ALL

CLAIMS

This Severance Agreement and Release of All Claims (the “Agreement”) is made and entered into by and between Eric B. Brown (hereinafter referred to as the “Employee”) and Quanta Services, Inc., a Delaware corporation, (hereinafter collectively referred to as the “Company”).

The purpose of this Agreement is to arrange a settlement of the Employee’s employment with the Company that is satisfactory both to the Company and to the Employee. By signing this Agreement, the Company and the Employee agree as follows:

1.	Termination of Employment. The Employee and the Company are entering into this Agreement as a way of amicably concluding the employment relationship between them on September 15, 2014 (“Separation Date”), and of resolving voluntarily any dispute or potential dispute or claim that the Employee has or might have with the Company, whether known or unknown by the Employee at this time. This Agreement is not and should not be construed as an allegation by Employee, or as an admission on the part of the Company, that the Company has acted unlawfully or violated any state or federal law or regulation. The Company, including its parent companies, affiliates, associated companies, and subsidiaries, specifically disclaim any liability to the Employee or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

2.	Severance Benefits. As consideration for the Employee agreeing to release the Company from all claims and liabilities that are described in Paragraph 6 herein and subject to the provisions of Paragraph 10 herein, the Company will pay Employee the following as severance benefits (the “Severance Benefits”):

a.	a lump sum, equal to nine (9) months of Employee’s base salary, in the amount of Two Hundred Ninety Two Thousand Five Hundred Dollars ($292,500), less applicable taxes and authorized withholdings, with such amount to be paid within ten (10) days after the expiration of the period for Employee to revoke his acceptance to this Agreement under Paragraph 9, but in no event later than November 15, 2014; and

b.

a lump sum amount equal to Employee’s 2014 annual cash bonus, pro rated from January 1, 2014 through the Separation Date. The amount of the bonus will be established on or around February 28, 2015, in accordance with the Company’s customary practice for setting bonus amounts, and will be paid to Employee in a lump sum, less applicable taxes and authorized withholdings, within ten (10) days after the date the bonus amount is set, but in no event later than March 15, 2015.

For purposes of pro-rating the bonus, Employee’s annual bonus amount shall be multiplied by 70.7% to pro-rate the bonus for the period of January 1, 2014 through the Separation Date.

Each payment payable under this Agreement is intended to be exempt from or compliant with Section 409A of Internal Revenue Code and constitutes a separate payment for purposes of Section 409A of the Internal Revenue Code. The timing of payment pursuant to this Paragraph shall be determined as established herein and Employee may not designate the time of payment of any of the Severance Benefits.

3.	Entire Consideration. The Employee agrees that the Severance Benefits set forth in Paragraph 2, herein, constitute the entire amount of consideration provided to him under this Agreement. The Employee further agrees that he will make no claim for any additional or other severance benefits or payments and that he will not seek any further compensation for any other claimed damage, costs, severance, income or attorneys’ fees.

4.	Nondisclosure Agreement. Without the express written agreement of the Company’s Chief Executive Officer, or unless required to do so by law, the Employee agrees never to disclose the existence, facts, terms, or amounts paid under this Agreement, nor the substance of the negotiations leading to this Agreement, to any person or entity, other than to his personal counsel or attorney, personal accountants, or personal tax preparer, any such disclosure to such persons to be made only if the relevant person must have such information for the performance of his or her responsibilities. To the extent required by law or applicable regulation, Employee may also disclose the provisions of this Agreement to the appropriate taxing or regulatory authorities. If Employee receives a subpoena or other request for documents in a legal proceeding calling for production of this Agreement, Employee will immediately notify the Employer (to the attention of the Company’s General Counsel or Chief Executive Officer) of such subpoena or request, so that the Company may determine whether to assert objections or seek legal relief to prevent disclosure of this Agreement.

5.

The Employee’s Release Of All Claims Including Age Discrimination In Employment Act Claims. In consideration of the Severance Benefits, the Employee, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release and discharge the Company, its parent companies, affiliates, associated companies, and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities, and claims of any nature whatsoever, know or unknown, that the Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time through the date the Employee executes this Agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended; Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A, et seq.); the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the Texas Labor Code, as amended; the Texas Administrative Code, as amended; the Texas Commission on Human Rights Act, as amended; any local human rights law; and any tort or contract cause of action or theory.

The Employee expressly represents and agrees that he has been advised that, by entering into this Agreement, he is waiving all claims that he may have against the Company arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

6.	Covenants Concerning Claims/Limitations on Scope of Agreement. The Employee agrees that he will not file any complaints, claims or actions against the Released Parties with any court regarding any matters or claims that arose prior to the Employee’s execution of this Agreement. If any court assumes jurisdiction on behalf of the Employee of any complaint, claim or action against the Company, he will direct that court to withdraw from or dismiss with prejudice the matter.

Notwithstanding the preceding provision or any other provision of the Agreement, Employee’s agreement to the provisions under Paragraph 5, or any other section of this Agreement, is not intended to prohibit Employee from bringing an action to challenge the validity of the release of claims under the Age Discrimination in Employment Act, as amended, or the Older Worker’s Benefit Protection Act, as amended. The Employee further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Released Parties, he expressly waives any right to recover any damages or other relief, whatsoever, from the Released Parties, including costs and attorneys’ fees.

Nothing in this Agreement is intended to, or will, interfere with Employee’s right to file a charge with, provide information to, cooperate with, or participate in an investigation or administrative proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency, or by any other federal or state regulatory or law enforcement agency or commission. However, by executing this Agreement, Employee hereby waives the right to recover, and agrees not to seek any damages, remedies or other relief for himself personally in any proceeding he may bring before such agency or in any proceeding brought by such agency, or any other person, on his behalf. This Agreement is also not intended to apply to claims for accrued benefits (other than severance-type benefits) under any benefit plan of the Released Parties pursuant to the terms of any such plan.

Employee understands that he is not releasing rights under this Agreement that cannot be waived as a matter of law, that any claims that cannot be lawfully waived are excluded from this Agreement, and that by executing this Agreement he is not waiving any such claims. Likewise, Employee is not releasing any rights or claims that may arise after the date on which he signs this Agreement including but not limited to rights under the Indemnity Agreement dated February 20, 2014. In addition, while this Agreement requires Employee to waive any and all claims against the Released Parties arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit Employee from filing in good faith for and from receiving any workers’ compensation benefits from Released Parties’ workers’ compensation carrier for compensable injuries incurred during his employment. Accordingly, pursuit of any such workers’ compensation benefits with Released Parties’ workers’ compensation carrier or third-party administrator will not be considered a violation of this Agreement.

7.	Employee Acknowledgments. Employee acknowledges and agrees that:

a.	In return for and in consideration of his execution, delivery and performance of this Agreement, the Company is providing to the Employee the Severance Benefits.

b.	The Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

c.	The Employee does not waive rights or claims that may arise after the date this Agreement is signed.

d.	In return for signing this Agreement, the Employee will receive payment of consideration beyond that which he was entitled to receive in the absence of entering into this Agreement.

8.	Twenty-One (21) Day Review Period. The Employee acknowledges that he was provided at least twenty-one (21) days to consider whether to sign this Agreement. If the Employee signs this Agreement prior to the end of the 21-day period, he certifies and agrees that the decision to accept such shortening of time is knowing and voluntary. Should the Employee sign this Agreement before the expiration of the 21-day period, the Company may at its option and discretion expedite the processing of some or all of the Severance Benefits, subject to the revocation period set forth in Paragraph 9.

9.	Seven (7) Day Revocation Period. The Employee understands that he may revoke this Agreement at any time within seven (7) days after he executes it. To revoke the Agreement, the Employee must deliver written notification of such revocation to Employer’s CEO, James F. O’Neil, III, or in his absence, to Chief Operating Officer Earl C. Austin, Jr., within seven (7) days after the date of the Employee’s execution of this Agreement. The Employee further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable. The Employee understands that he will not receive the Severance Benefits until this Agreement becomes effective, binding, and enforceable, which shall not occur prior to the eighth day following the Employee’s execution of this Agreement.

10.	Company’s Release of Claims. In return for the consideration described in this Agreement, the sufficiency of which is hereby acknowledged, and subject to Employee’s execution and non-revocation of this Agreement, the Company and its current or former parents, subsidiaries, affiliates, employees, officers, shareholders, insurers, successors, assigns, benefit plans, plan administrators, representatives, trustees, and agents, hereby release and forever discharge the Employee from any and all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities and claims, whether known or unknown, that the Company had, now has, or may hereafter claim to have against the Employee from the beginning of time through the date the Employee executes this Agreement, excluding claims for willful misconduct that causes material pecuniary loss to the Company, fraud, or self-dealing, where such claims are based upon or arising from information learned by the Company subsequent to the date of execution of this Agreement.

11.	Employee Representations. The Employee represents that:

a.	he has reviewed all aspects of this Agreement;

b.	he has carefully read and fully understands all of the provisions and effects of this Agreement;

c.	he has had the opportunity to consult with an attorney before signing this Agreement.

d.	he understands that in agreeing to the terms of this Agreement he is releasing the Released Parties from any and all claims he may have against the Company, and all persons acting by, through, under or in concert with the Company, including claims under the federal Age Discrimination in Employment Act of 1967, as amended, as well as any claims for age discrimination that may exist under Texas law or any other applicable law, as more particularly described in Paragraph 8 herein;

e.	he voluntarily agrees to all the terms set forth in this Agreement;

f.	he has not filed, caused to be filed, and presently is not a party to any claim, complaint, or action against the Released Parties in any forum or form, whether administrative or otherwise; and

g.	as of the time of execution of this Agreement by Employee, Employee is unaware of any facts or conduct that would give rise to a claim against the Released Parties of any type or sort, including those types of claims or other violations set forth generally and specifically above, and further including but not limited to, any claims under the Family Medical Leave Act of 1993 or the Fair Labor Standards Act.

12.	Return of Company Property and Confidentiality Obligations. The Employee agrees that on or before September 15, 2014, the Employee shall return or shall have returned all Company Property and Confidential Information (as defined below). “Company Property” means all property of the Company, including, but not limited to, Company issued/owned computers, laptops, peripheral electronic equipment (e.g., printers, cameras, projectors, computer docking stations, etc.), Blackberry or other personal digital assistants (PDAs), cellular telephones, credit cards, keys, door cards, tools, equipment on loan, and any other Company books, manuals, and journals. “Confidential Information” means all confidential, sensitive or proprietary information belonging to the Company, including, but not be limited to, all business records, manuals, memoranda, computer records, electronic files, lists and other property delivered to or compiled by the Employee by or on behalf of Company, or its representatives, vendors or customers that pertain to the business of Company, as well as all correspondence, reports, records, charts, and other similar data pertaining to the business, activities or future plans of Company that was collected by the Employee during his employment with the Company. For purposes of this Paragraph 12 and Paragraph 13, “Company” shall include all parent companies, affiliates, associated companies, and subsidiaries.

The Employee further acknowledges and agrees that the Employee is obligated to not, at any time, disclose or otherwise make available to any person, company or other party Confidential Information or trade secrets of the Company, its parent, associated companies, affiliates, and subsidiaries. This Agreement shall not limit any obligations the Employee has under any applicable federal or state law.

13.	Non-disparagement. The Employee agrees not to make any disparaging or negative statements about the Company, its services or its current or former directors, officers, supervisors, managers, or employees. Statements made in the course of any litigation, or legal or regulatory proceeding, whether disparaging or negative, are excluded from coverage of this Paragraph.

14.	Voluntary Action. The Employee represents and agrees that he is knowingly and voluntarily entering into this Agreement, and that he has relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.

15.	Entire Agreement. This Agreement sets forth the entire agreement between the Employee and the Company and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Employee pertaining to the subject matter of this Agreement, including the Employment Agreement dated February 20, 2014, between Employee and the Company, which is attached hereto as Exhibit A. The Employee and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

16.	Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.

QUANTA SERVICES, INC.:

DATED:	Sept. 10, 2014	/s/ James F. O’Neil, III

		By:	JAMES F. O’NEIL, III

EMPLOYEE

DATED:	Sept. 10, 2014	/s/ Eric B. Brown
ERIC B. BROWN

THE STATE OF	§
§
COUNTY OF	§

The foregoing instrument was SWORN TO AND SUBSCRIBED BEFORE ME BY ERIC B. BROWN AND GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the 10th day of September , A.D., 2014.

/s/ Jodi Hensley
Notary Public in and for the State of Texas

My commission expires:	August 14, 2017